NEWS RELEASE

NRG Energy, Inc. Completes Exchange Offer for Its 8% Second Priority Senior Secured Notes Due 2013

PRINCETON, N.J.—(BUSINESS WIRE)—July 29, 2005—NRG Energy, Inc. (NYSE:NRG) announced today that it has completed its exchange offer of up to $1.35 billion in 8% second priority senior secured notes due 2013, which have been registered under the Securities Act of 1933, as amended, for all outstanding 8% second priority senior secured notes due 2013 that were issued and sold by NRG in December 2003 and January 2004 in private placement offerings (the “outstanding notes”).

The exchange offer expired at 5:00 pm, New York City time, on July 25, 2005. $1,348,508,000 in aggregate principal amount or 99.89% of the issuers’ outstanding 8% second priority senior secured notes due 2013 were exchanged. The new notes are substantially identical to the notes for which they were exchanged, except that the new notes have been registered under the Securities Act of 1933, as amended and as a result, the transfer restrictions and registration rights provisions applicable to the original notes do not apply to the new notes.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and West Coast regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.

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